 As filed with the Securities and Exchange Commission on Feb. 6, 1998

                                                          Registration No.______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                BIONUTRICS, INC.
             (Exact name of Registrant as specified in its charter)


            Nevada                                             86-0760991
 (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                        2425 E. Camelback Road, Suite 650
                             Phoenix, Arizona 85016
               (Address of Principal executive offices)(zip code)

                                BIONUTRICS, INC.
                             1996 Stock Option Plan
                            (Full Title of the Plan)

                                 Ronald H. Lane
                        Chairman of the Board, President,
                           and Chief Executive Officer
                                BIONUTRICS, INC.
            2425 E. Camelback Road, Suite 650, Phoenix, Arizona 85016
                                 (602) 508-0112
          (Telephone number, including area code, of agent for service)


This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

                                  CALCULATION OF REGISTRATION FEE
==========================================================================================================
                                              Proposed maximum       Proposed maximum        Amount of
Title of Securities to be    Amount to be     offering price per    aggregate offering    registration fee
       Registered            registered(1)          share                 price
----------------------------------------------------------------------------------------------------------
      Common Stock         1,221,333 Shares        $ 5.00            $ 6,106,665.00           $1,801.00
      Common Stock            44,500 Shares        $ 7.00            $   311,500.00           $   92.00
      Common Stock           403,600 Shares        $9.125            $ 3,682,850.00           $1,086.00
      Common Stock           125,000 Shares        $ 8.75            $ 1,093,750.00           $  323.00
                           ---------                                 --------------           ---------
                           1,794,333 Shares                          $11,194,765.00           $3,302.00
                                                                     ==============           =========
==========================================================================================================

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1996 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of Bionutrics, Inc.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

             Bionutrics, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

       (a) The Registrant's Form 10-K as filed with the Commission on January 14, 1998, (Commission File No. 22011), and Form 10-K/A as filed on January 30, 1998.

       (b) The Registrant's report on Form 8-K as filed with the Commission on or about November 7, 1997 and Form 8-K/A as filed on January 30, 1998.

       (c) The description of the Registrant's Capital Stock contained in the Registrant's Registration Statement on Form 10, as amended, as filed with the Commission on January 21, 1997.

             All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

             Not applicable.

Item 5. Interests of Named Experts and Counsel

             None.

Item 6. Indemnification of Directors and Officers

        The Company's Restated Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or
(ii) for the payment of dividends in violation of restrictions imposed by
Section 78.300 of the Nevada GCL. The effect of this provision in the Restated Articles of Incorporation is to eliminate the rights of the Company and this stockholders, either directly or through stockholders' derivative suits brought on behalf of the Company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.


                                      II.1

        In addition, the Company has adopted provisions in its Bylaws that require the Company to indemnify its directors, officers and certain other representatives of the Company against expenses, liabilities and other matters arising out of their conduct on behalf of the Company, or otherwise referred to in or covered by applicable provisions of the Nevada GCL, to the fullest extent permitted by the Nevada GCL.

        Section 78.751 of the Nevada GCL provides that a corporation may indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

        Indemnification may not be made under the Nevada GCL for any claim, issue or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhausting of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

        To the extent that a director of or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by the director or officer in connection with the defense.

Item 7. Exemption from Registration Claimed

             Not applicable.

Item 8. Exhibits

Exhibit
Number  Exhibit

4      Bionutrics, Inc. 1996 Employee Stock Option Plan.
5 Opinion and consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association
23.1   Consent of Independent Public Accountants - Deloitte & Touche, LLP.
23.2 Consent of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A. is contained in Exhibit 5
24     Power of Attorney (included on page II.4 of this Registration Statement)

Item 9. Undertakings

             A. The undersigned Registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and (ii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


                                      II.2

                (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1997 Employee Stock Option Plan.

             B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      II.3

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on February 4, 1998.

                                    BIONUTRICS, INC.


                                    By: /s/ Ronald H. Lane
                                       -----------------------------------------
                                        Ronald H. Lane, Chairman of the Board,
                                        President, and Chief Executive Officer
                                        (Principal Executive Officer)


                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald H. Lane as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       SIGNATURE             POSITION                               DATE

/s/ Ronald H. Lane         Chairman of the Board, President,   February 4, 1998
Ronald H. Lane             and Chief Executive Officer
                           (Principal Executive Officer)

/s/ George E. Duck, Jr.    Vice President-Finance; Secretary
George E. Duck, Jr.        and Treasurer (Principal Financial
                           and Accounting Officer)             February 4, 1998

/s/ William M. McCormick   Vice Chairman of the Board and      December 19, 1997
William M. McCormick       Director


/s/ Richard M. Feldheim    Director                            February 4, 1998
Richard M. Feldheim


                                      II.4

/s/ Ian R. Ferrier         Director
------------------------                                       December 19, 1997
Ian R. Ferrier


/s/ Steven Henig           Director
------------------------                                       December 18, 1997
deccem Henig


/s/ C. Everett Koop        Director
------------------------                                       December 20, 1997
C. Everett Koop


/s/ Milton Okin            Director
------------------------                                       December 22, 1997
Milton Okin


/s/ Frederick Rentschler   Director
------------------------                                       December 21, 1997
Frederick Rentschler


                           Director
------------------------                                       -----------, 1997
Winston A. Salser


/s/ D. Michael Wells       Director
------------------------                                       December 22, 1997
D. Michael Wells


                                      II.5